Exhibit 99_14B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 20, 2023, relating to the financial statements and financial highlights of KKR Income Opportunities Fund appearing in the Annual Report on Form N-CSR of KKR Income Opportunities Fund for the year ended October 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements and Supplemental Financial Information” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

October 10, 2024